EXHIBIT 99.1

Hana Biosciences Announces Financing of Up to $100 Million

SOUTH SAN FRANCISCO, Calif., Jun 7, 2010 (GlobeNewswire via COMTEX News Network) -- Hana Biosciences Inc., (OTCBB:HNAB), a biopharmaceutical company focused on strengthening the foundation of cancer care, today announced that it has entered into an Investment Agreement with Warburg Pincus and Deerfield Management for the sale of up to $100 million in preferred stock. Warburg Pincus, the lead investor in the financing, is a new investor in Hana, and Deerfield is the company's largest existing shareholder prior to this financing. The sale of $40 million of preferred stock under the Investment Agreement closed today.

Hana intends to use the net proceeds from the financing to advance its clinical development and commercialization programs, including regulatory activities related to Marqibo's New Drug Application preparation and submission, and for general corporate purposes. In conjunction with the financing, the Company's Board of Directors will expand to nine members with Warburg Pincus having the right to designate five new members.

"We are pleased that Warburg Pincus and Deerfield have made such a significant investment in the Company and view it as further validation of the potential of Hana's pipeline of product candidates," said Steven R. Deitcher, M.D., President and Chief Executive Officer of Hana Biosciences.

Hana expects that the financing will provide the funds needed to develop Marqibo to approval and commercialization for relapsed/refractory adult ALL patients; to study Marqibo(R) in front-line adult ALL and lymphoma patients; and to unlock the full potential of menadione topical lotion, a first-in-class therapeutic targeted at the dose-limiting skin toxicities in cancer patients taking EGFR inhibitors.

"We are very pleased to be able to provide the financing necessary to advance Hana's promising product pipeline," said Jonathan Leff, a Managing Director of Warburg Pincus. "We look forward to working closely with the company's board and management team to address important unmet needs in oncology."

Terms of the Financing

The Company has entered into an Investment Agreement for the sale of up to $100 million of Preferred Stock. On June 7, 2010, the investors purchased 400,000 shares of Series A-1 Preferred Stock, at a per share sale price of $100. In conjunction with the signing, the investors have the right to purchase up to $60 million of additional Preferred Stock under certain circumstances. Upon approval by the Company's stockholders to increase the Company's authorized outstanding shares of common stock, effect a reverse stock split, and other related matters within 6 months of the closing date (i) the conversion price for the Preferred Stock to be converted to common stock will be: $0.184 for the $40 million purchased by the investors today, $0.184 for the next $20 million that the investors have the right to purchase, and $0.276 for the additional $40 million of Preferred Stock that the investors may have the right to purchase under certain circumstances and (ii) the Preferred Stock would accrete at the rate of 9% per annum, among other provisions.

If the Company's stockholders do not approve the above stated items (i) the investors retain the right, but not the obligation, to purchase up to an additional $60 million of Preferred Stock under certain circumstances; (ii) the effective conversion price would remain at its currently established level of $0.1288, for the $40 million purchased by the investors today, $0.1288 for the next $60 million that the investors have the right to purchase under certain circumstances; (iii) the accretion rate would be 12% increasing annually by 0.50%, and the Preferred Stock would retain a liquidation preference equal to at least 2.5 times its accreted value, among other provisions.

The investors are subject to certain transfer and standstill restrictions. In addition, the investors have voting rights, liquidation preferences, change of control rights, participation rights, anti-dilution protection and redemption rights, among other rights. Upon completion of the closing of the first $40 million, and in accordance with the terms of the Investment Agreement, Michael Weiser and Lyn Wiesinger resigned as directors of Hana, and Jonathan Leff, Nishan de Silva and Andrew Ferrer, each designated by Warburg Pincus, were appointed to Hana's board of directors. Warburg also has the right to designate two additional directors to Hana's board.

Roth Capital Partners, LLC served as financial advisor to a special committee of Hana's board of directors and provided a fairness opinion in connection with the transaction.

About Hana Biosciences, Inc.

Hana Biosciences, Inc. is a biopharmaceutical company dedicated to developing and commercializing new, differentiated cancer therapies designed to improve and enable current standards of care. The company's lead product candidate, Marqibo(R), potentially treats acute lymphoblastic leukemia and lymphomas. The Company has additional pipeline opportunities some of which, like Marqibo, improve delivery and enhance the therapeutic benefits of well characterized, proven chemotherapies and enable high potency dosing without increased toxicity. Additional information on Hana Biosciences can be found at www.hanabiosciences.com.

The Hana Biosciences, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3290

About Warburg Pincus

Warburg Pincus is a leading global private equity firm. The firm has more than $30 billion in assets under management. Its active portfolio of more than 110 companies is highly diversified by stage, sector and geography. Warburg Pincus is a growth investor and an experienced partner to management teams seeking to build durable companies with sustainable value. Founded in 1966, Warburg Pincus has raised 13 private equity funds which have invested more than $35 billion in approximately 600 companies in more than 30 countries. The firm has offices in Beijing, Frankfurt, Hong Kong, London, Mumbai, New York, San Francisco, S&atilde;o Paulo, Shanghai and Tokyo. For more information, please visit www.warburgpincus.com

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are often, but not always, made through the use of words or phrases such as "anticipates," "expects," "plans," "believes," "intends," and similar words or phrases. These forward-looking statements include without limitation, statements regarding: the anticipated capital required to advance Hana's product candidates; the timing, progress and anticipated results of Hana's planned NDA filing relating to Marqibo, including whether such NDA submission will be accepted for review or approved by the FDA; and statements regarding the potential of Hana's product candidates. Such statements involve risks and uncertainties that could cause Hana's actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurances that any of Hana's clinical and regulatory development efforts relating to Marqibo or its other product candidates will be successful; that even if an NDA for Marqibo is accepted by the FDA, that it will be approved; that the data of the clinical trials of Marqibo will be sufficient to support approval by the FDA of an NDA for Marqibo; that Hana will have completed all other activities necessary for the filing of an NDA or other submission with the FDA; that the results of the clinical trials of Marqibo will support Hana's claims or beliefs concerning Marqibo's safety and effectiveness; and that its existing patent and other intellectual property rights will be adequate. Additional risks that may affect such forward-looking statements include Hana's need to raise additional capital to fund its product development programs to completion, Hana's reliance on third-party researchers to develop its product candidates, and its lack of experience in developing and commercializing pharmaceutical products. Additional risks are described in the company's Annual Report on Form 10-K for the year ended December 31, 2009 and in the Company's Form 10-Q for the three month period ended March 31, 2010. Hana assumes no obligation to update these statements, except as required by law.

SOURCE: Hana Biosciences, Inc.

CONTACT:  Hana Biosciences, Inc.
Investor & Media Contacts:
Investor Relations Team
(650) 588-6641
investor.relations@hanabiosciences.com